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                                     FORM OF

                      PROMOTIONAL SHARES LOCK-IN AGREEMENT

I. This Promotional Shares Lock-In Agreement ("Agreement"), which was entered into on the __ day of February, 2000, by and between Radyne ComStream Inc., a New York corporation, ("Issuer"), whose principal place of business is located in Phoenix, Arizona, and _________________ (the "Security Holder" and, together with the other parties signing substantially similar agreements with Issuer, the "Security Holders") witnesses that:

   A. The Issuer has filed an application with the Securities Administrators of the States listed on Schedule A hereto ("Administrators") to register shares of its common stock, par value $.002 per share ("Equity Securities") for sale to public investors who are residents of those states ("Registration");

   B. The Security Holder is the owner of shares of common stock or similar securities and/or possesses convertible securities, warrants, options or rights (collectively, "derivative securities") which may be converted into, or exercised to purchase shares of, common stock or similar securities of Issuer.

   C. As a condition to Registration, the Issuer and Security Holder ("Signatories") agree to be bound by the terms of this Agreement.

II. THEREFORE, the Security Holder agrees not to sell, pledge, hypothecate, assign, grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, directly or indirectly, (a) _______________ PROMOTIONAL SHARES as defined in the North American Securities Administrators Association ("NASAA") Statement of Policy on Corporate Securities Definitions,
(b) all certificates representing stock dividends, stock splits, recapitalizations, and the like, that are granted to, or received by, the Security Holder with respect to such PROMOTIONAL SHARES while the PROMOTIONAL SHARES are subject to this Agreement, and (c) 40% of all PROMOTIONAL SHARES acquired by the Security Holder in respect of derivative securities while the PROMOTIONAL SHARES are subject to this Agreement (collectively, and together with the similarly restricted PROMOTIONAL SHARES of the other Security Holders, the "Restricted Securities").

         Beginning one year from the completion date of the public offering which is the subject of the Registration, two and one-half percent (2 1/2%) of the Restricted Securities may be released from this Agreement each quarter pro rata among the Security Holders. All remaining Restricted Securities shall be released on the second anniversary of the completion date of the public offering.



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III. THEREFORE, the Signatories agree and will cause the following:

   A. In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of the Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is not a Promoter (as defined in the NASAA Statement of Policy on Corporate Securities Definitions), which results in the distribution of the Issuer's assets or securities ("Distribution"), while this Agreement remains in effect that:

      1. All holders of the Issuer's Equity Securities, except the Security Holders to the extent of the Restricted Securities, will initially share on a per share basis in the Distribution until such shareholders have received, or have had irrevocably set aside for them, an amount that is equal to one hundred percent (100%) of the public offering's price per share times the number of shares of Equity Securities which they hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like;

      2. The Security Holders shall thereafter share among themselves on a per share basis in the Distribution, until they have received, or have had irrevocably set aside for them, an amount that is equal to one hundred percent (100%) of the public offering's price per share times the number of shares of Restricted Securities which they hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like;

      3. All holders of the Issuer's Equity Securities shall thereafter participate on an equal, per share basis times the number of shares of Equity Securities they hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like; and

      4. The Distribution may proceed on lesser terms and conditions than the terms and conditions stated in paragraphs 1, 2 and 3 above if a majority of the Equity Securities that are not held by Security Holders, officers, directors or Promoters of the Issuer or their associates or affiliates vote, or consent by consent procedure, to approve the lesser terms and conditions.

   B. In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of the Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is a Promoter, which results in a Distribution while this Agreement remains in effect, the Restricted Securities shall remain subject to the terms of this Agreement.

   C. Restricted Securities may be transferred by will, the laws of descent and distribution, the operation of law, or by order of any court of competent jurisdiction and proper venue.

   D. Restricted Securities of a deceased Security Holder may be hypothecated to pay the expenses of the deceased Security Holder's estate. The hypothecated Restricted Securities shall remain subject to the terms of this Agreement. Restricted Securities may not be pledged to secure any other debt.

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   E. Restricted Securities may be transferred by gift to the Security Holder's family members, provided that the Restricted Securities shall remain subject to the terms of this Agreement.

   F. With the exception of paragraph A.4 above, the Restricted Securities shall have the same voting rights as similar Equity Securities not subject to the Agreement; provided, however, that the Security Holders hereby agree that during the term of this Agreement, they will not vote any of their Equity Securities in favor of a transaction described in paragraph A above, unless such transaction shall have been approved by a majority of the Issuer's Independent Directors (as defined in the NASAA Statement of Policy on Corporate Securities Definitions).

   G. A notice shall be placed on the face of each stock certificate of the Restricted Securities covered by the terms of the Agreement stating that the transfer of the stock evidenced by the certificate is restricted in accordance with the conditions set forth on the reverse side of the certificate; and

   H. A typed legend shall be placed on the reverse side of each stock certificate of the Restricted Securities representing stock covered by the Agreement which states that the sale or transfer of the shares evidenced by the certificate is subject to certain restrictions until __ (insert date of termination of the Agreement) pursuant to an agreement between the Security Holder (whether beneficial or of record) and the Issuer, which agreement is on file with the Issuer and the stock transfer agent from which a copy is available upon request and without charge.

   I. The term of this Agreement shall begin on the date that the Registration is declared effective by the Administrators ("Effective Date") and shall terminate on the soonest to occur of the following:

      1. On the second anniversary of the completion date of the public offering; or

      2. On the date the Registration has been terminated if no securities were sold pursuant thereto; or

      3. If the Registration has been terminated, the date that checks representing all of the gross proceeds that were derived therefrom and addressed to the public investors have been placed in the U.S. Postal Service with first class postage affixed; or

      4. On the date the Equity Securities become "Covered Securities," as defined under the National Securities Markets Improvement Act of 1996.

   J. This Agreement may be modified only with the written approval of the Administrators.

IV. THEREFORE, the Issuer will cause the following:

   A. A manually signed copy of the Agreement signed by the Signatories to be filed with the Administrators prior to the Effective Date;

   B. Copies of the Agreement and a statement of the per share initial public offering price to be provided to the Issuer's stock transfer agent;

   C. Appropriate stock transfer orders to be placed with the Issuer's stock transfer agent against the sale or transfer of the Restricted Securities covered by the

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      Agreement prior to its expiration, except as may otherwise be provided in this Agreement; and

   D. The above stock restriction legends to be placed on the periodic statement sent to the registered owner if the securities subject to this Agreement are uncertificated securities.

Pursuant to the requirements of this Agreement, the Signatories have entered into this Agreement, which may be written in multiple counterparts and each of which shall be considered an original. The Signatories have signed the Agreement in the capacities, and on the dates, indicated.

IN WITNESS WHEREOF, the signatories have executed this Agreement.

RADYNE COMSTREAM INC.                       [SECURITY HOLDER]

By____________________________              By: __________________________
  Robert C. Fitting, President




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